SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2022
WORLD WRESTLING ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	WWE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company ad defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b- 2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with its annual review of executive compensation, the Company’s Compensation and Human Capital Committee approved certain changes (with the approval of all independent directors in the case of Mr. McMahon’s compensation), as described below.

The salary of Mr. Vincent McMahon, our Chairman and Chief Executive Officer, was set at an annual rate of $2 million. For calendar 2022 his target management incentive plan bonus was set at 250% of his salary and his grant of performance stock units has a target value of $11 million.

The salary of Mr. Nick Khan, our President and Chief Revenue Officer, was set at an annual rate of $1.2 million. For calendar 2022 his target management incentive plan bonus was set at 158% of his salary and his grant of performance stock units has a target value of $3.575 million. In addition, the second tranche of his sign-on equity grant, to be made in September 2022 as described in our prior filings, has been increased by $7.5 million.

The foregoing management incentive plan bonuses and performance stock units are governed by the terms of our 2016 Omnibus Incentive Plan. All equity grants are calculated using the average closing price of our Class A Common Stock over the thirty trading days preceding the effective date of the grant. Amendments to agreements necessitated by the foregoing compensation changes are being prepared and will be filed at a later date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

	By:	/s/ Samira Shah
Samira Shah
General Counsel and Corporate Secretary
Dated: March 11, 2022